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Press Release
For more information contact:	Corporate Headquarters
Michael J. Falbo or Robert J. Cera	815 N. Water Street
Telephone: (414) 223-8400	Milwaukee, WI 53202
Facsimile: (414) 223-8420	Nasdaq Symbol: SFSW

Board Approves Succession Plan in Anticipation of the Retirement of Jerome J. Holz as Chairman

MILWAUKEE —(BUSINESS WIRE) — Dec. 2, 2004 — The Board of Directors of State Financial Services Corporation (NASDAQ: SFSW —News) today announced key executive appointments for State Financial Services Corporation and State Financial Bank. The appointments are a culmination of succession planning on the part of the Board of Directors in anticipation of the retirement of Jerome J. Holz at the end of this year. The following appointments will be effective January 1, 2005:

•	Jerome J. Holz was named Chairman Emeritus of State Financial Services Corporation and State Financial Bank. In addition, he will continue to serve as a director of both State Financial Services Corporation and State Financial Bank.
•	Michael J. Falbo, has been appointed Chairman of the Board of State Financial Services Corporation and State Financial Bank. Falbo will continue in his role as Chief Executive Officer of both State Financial Services Corporation and State Financial Bank.
•	Robert J. Cera, currently serving as President and Chief Operating Officer of State Financial Bank and Executive Vice President of State Financial Services Corporation has been named President and Chief Operating Officer of State Financial Services Corporation. Cera will continue in his role as President and Chief Operating Officer of State Financial Bank.
•	Daniel L. Westrope has been appointed Executive Vice President of both State Financial Services Corporation and State Financial Bank in addition to his responsibilities as Chief Financial Officer of State Financial Services Corporation and State Financial Bank.

“I am very pleased with these appointments,” said Holz. “Mike, Rob and Dan have led our company through unprecedented growth. They developed a strategic plan and have executed that plan very effectively. Their depth of expertise is a significant competitive advantage,” Holz added.

“The business model we have created for our company is filling a specific niche in the marketplace,” said Falbo. “The alignment of our executive leadership team will allow us to continue building our franchise and provide long-term continuity for the company.”

During the past year, State Financial has committed additional resources to further distinguish its service commitment to its customers. An aggressive marketing campaign during the past year has helped the company share that commitment with the marketplace. “Our customers have responded extremely well to President’s Circle and our promise of 360 degrees of service,” said Falbo. “We’ve combined our expertise in banking with the agility to be highly responsive to our customers.”

State Financial Services Corporation is a $1.6 billion financial services company operating 29 locations in southeastern Wisconsin and northeastern Illinois. Through its banking network, the company provides commercial and retail banking products; long-term fixed rate secondary market mortgage origination, and brokerage activities. Shares of the company’s common stock are traded on the NASDAQ National Market System under the symbol “SFSW.”